EXHIBIT 99.1

Press Release	Source: Global Entertainment Holdings/Equities, Inc.

Global Entertainment Holdings Completes Share Exchange and Merger with Bayshore Media Group

MIAMI--(BUSINESS WIRE)--October 4, 2006--Global Entertainment Holdings/Equities, Inc. (“Global”) (OTCBB:GAMT) a publicly traded holding company and Bayshore Media Group (“Bayshore”), a privately held independent producer and distributor of motion picture, video and television entertainment, announced that they have completed the previously announced share exchange.

Under the share exchange Global is issuing an aggregate of 194,541,008 shares of common stock to the shareholders of Bayshore in exchange for all of the outstanding interests in Bayshore, who has a film library independently valued at approximately $60 million. The consummation of the share exchange agreement with Bayshore resulted in a reverse merger, with Bayshore as the surviving entity, however the company will conduct business as Global Entertainment Holdings/Equities, Inc., with Bayshore as a wholly owned subsidiary.

At the October 3, 2006 continuation of the special shareholder meeting of September 15, 2006, the amendment to Global’s articles of incorporation to increase its authorized common stock to 500,000,000 was approved by holders of a majority of the outstanding common stock.

Further, in connection with this transaction, the former officers and directors of Global resigned and new officers and directors were appointed. The Board of Directors is composed of Jacob Dadon, Lydia Dadon and Lilian Nieman. The new CEO and Chief Financial Officer is Jacob Dadon. Lydia Dadon has been appointed Secretary of the company.

Jacob Dadon, commented “I wish to thank the former officers and directors of Global for their dedicated service to the Company. We look forward to bringing increased value and return to the shareholders under our new management team as we market our 14 owned films and develop new and innovative entertainment products in the coming months. We have an aggressive growth plan and we are excited by the opportunities available as a public company.”

About Global Entertainment Holdings/Equities, Inc.

Global Entertainment Holdings/Equities, Inc. (OTCBB:GAMT), is a publicly traded holding company. Through its wholly owned subsidiary, Bayshore Media Group, the company is an independent producer and distributor of motion picture, video and television entertainment. The company owns the exclusive rights to 14 never released feature length films. The company’s business plan calls for the company to identify and secure license/distribution agreements, build out a production infrastructure, develop partnerships with major studios, satellite and cable companies, expand its film portfolio with unique and high quality titles and identify potential acquisition targets. Bayshore Media Group’s office is located at Howard Hughes Center, 3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada, 89109 and Bayshore’s telephone number is (702) 990-3707. Bayshore’s web site is located at www.bayshoremediagroup.com. Global’s office is located at 703 Waterford Way, suite 690, Miami Florida, 33126 and Global’s telephone number is (305) 374-2036. Global’s web site is located at www.globalentertainmentinc.com

Safe Harbor Statement

Statements used in this press release that relate to the financial condition, results of operations, plans, objectives, future performance and business of Global and its subsidiary Bayshore, and the effect of the share exchange are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to the ability of Global and Bayshore to successfully integrate their respective operations and successfully achieve the goals as excerpted and stated above from the business plan. Shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. By making these forward-looking statements, the company undertakes no obligation to release publicly any revisions to such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

   Global Entertainment Holdings/Equities, Inc., Miami, Florida

   Melissa Wilson, Investor Relations, 305/374-2036